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On February 11, 2021, Eric Schadt, Founder and Chief Executive Officer of Sema4, Eli Casdin, Chief Executive Officer of CM Life Sciences, Inc. (“CM Life Sciences”) and Keith Mesiter, Chairman of CM Life Science, participated in an interview with Scott Warpner, the host of CNBC’s Fast Money: Halftime Report, during which they discussed the proposed business combination (the “Business Combination”) of Sema4 and CM Life Sciences. Below is a transcript of the interview.

INTERVIEW TRANSCRIPT

Scott Warpner:

Welcome back. Yet another big Wall Street name announcing a sizeable SPAC deal today. CM Life Sciences, that's the special purpose acquisition company created by Corvex Capital's Keith Meister and Eli Casdin of Casdin Capital, merging with the healthcare company Sema4, a transaction valued at $2.1 billion. Both investors joining us now. Gentlemen, congrats. Good to see you both.

Keith Meister:

Thanks, Scott. Great to be here.

Scott Warpner:

Life sciences, Keith, not traditionally an area that you've invested in. Why this?

Keith Meister:

So you're right, Scott, I'm a generalist. I historically have not been a life sciences investor, but thankfully I've been friends with Eli Casdin for life. We grew up together. We played peewee football, went to high school together. And I was lucky enough to be the first investor in Eli's fund in 2012 when he launched Casdin Capital to focus exclusively on life sciences. Eli has done an amazing job and compounded money at an extraordinary rate since he launched his firm in 2012. I think I'm up more than 10x on my investment. And what he saw early was the marriage of sort of data, and science, and AI to drive health outcomes, and he set up a fund to do it. I saw this firsthand when he was the largest investor in a company called Invitae, that in late June bought a business named Archer, and Eli put together the pipe and funded the transaction.

Keith Meister:

And the stock literally went from 18, straight up, and I think directly to about 50. I called him the night the deal was announced and I said, "How much money did you make? Congrats." And Eli, in a way only he can, sort of bemoaned about how much opportunity there is in his space, and how if he had more capital, all the things he could do. Now, mind you he's grown his fund from $6 million to, I think over three and a half billion off phenomenal performance. But he said, "there's all these amazing companies that have tremendous growth, that are early in their life cycle, that if you can give them capital, you can help accelerate their growth." And as I heard this, I said, "Eli, you should do a SPAC." And Eli said to me, "What's a SPAC?" And I explained it to him, and he said, "I'll only do it if you do it with me."

Keith Meister:

And literally on the phone that night, it was right around 4th of July, we decided to do a SPAC together. We launched the largest life science SPAC in September with about $445 million, plus our firms each committed another 150. So we had a $600 million pool of capital. And we went out to do exactly what we found with Sema4, find an amazing company about $2 billion in scale that didn't want to sell out, but wanted to access the public markets to accelerate its growth, and partner with the public markets to go from a $2 billion company, to a $5 billion company, to a $10 billion company, to a $20 billion company. And I'll turn it over to Eli, but we found the perfect company in Eric and Sema4 to do that, and maybe let me let Eli explain why.

Scott Warpner:

Well, it's funny. I think the man on the street knows about a SPAC at this point, right? I mean, everybody seems to know about a SPAC. This is your bread and butter, Eli, as Keith mentioned. I think you guys, correct me if I'm wrong, were an investor in private market in 23andMe, which is incidentally in its own SPAC deal as well. You think there's more emphasis on this space now because of the pandemic and the intense focus there is on genomics, on healthcare, big data, AI, etc.?

Eli Casdin:

Yeah, no. Well, first of all, thanks for having me and it's super exciting to be doing this, and with Keith, who also introduced me to my wife. So that's an additional mitzvah that he has. Yeah. It's an amazing time in the industry, and I think the pandemic, as challenging as it has been, kind of shown a light on an industry that has been long on promise, but taking a long time to deliver. But the tools and technologies for analyzing and manipulating molecular biology DNA specifically have accelerated our ability to generate vast amounts of molecular data. And when you take that data and apply it to things like next generation diagnostics, or therapeutics, or in the case of Sema4, when you combine that data with clinical data, the medical records, your treatment selection, all that information, when you combine those two together, you really can transform medicine and outcomes.

Eli Casdin:

And so it's just an exciting time. The pandemic kind of shown the light on it, but it was at the right time because the industry is in a major inflection. We've been early investors in Illumina, and Pact Bio, and Oxford Nanopore, and application companies like Foundation Medicine, and data companies like Flatiron. And therapeutic companies. So we've seen this whole wave transpire. And when we came across Sema4, I've known Eric for a very long time, and I think one of the key things to keep in mind for investors in the space and for everyone, is technology is important, but you need talent, and entrepreneurs and experts behind that technology to bring it all together. And Eric specifically worked at Merck, Roche, was CSO of Pact Bio, and then went inside Mount Sinai to get at the clinical data, to bring those tools and experiences together, spun it out into Sema4, has 150 plus data scientists pulling that data together, but in an intelligent way on a business that's growing like a weed.

Eli Casdin:

And I think when I started telling Keith about it, and I've been bemoaning my life for a long time just not having enough capital to sort of accelerate these businesses, when I told Keith about the potential and he described, yeah, you can raise a lot of money through SPAC. You can recruit a board of experts. And that's what we have. We have Sean George from the CEO of Invitae on the board, Nat Turner, CEO and co-founder of Flatiron, and Emily Laproust, CEO and co-founder of Twist, on our board that are going to bring talent, expertise and sponsorship to something like this. It's an unbelievable growth opportunity, so it's very, very exciting.

Scott Warpner:

You have, Keith, a pipe that includes, of investors, the investor pipe, of SoftBank, Viking, T. Rowe, Fidelity. What does that tell you about the thirst of institutions to invest in the life sciences space right now?

Keith Meister:

Well, obviously there's a large appetite. Our pipe was well over subscribed. I think part of it is people saw and got to look under the hood of Sema4, saw the growth, believed in the team. And unlike a traditional IPO where you buy the business based on the past, investors could do due diligence and buy into this as a business that's going to grow from $200 million of revenue to $500 million. And as it grows, its margins are going to inflect from 25% to 55% as it builds its platform. And I think the sophisticated investors got that story and realized that the multiple would expand as you had that growth. So, this back process allows people to spend more time with management, do lots of due diligence, and buy into companies that understand and want to bet on the story in the future.

Keith Meister:

And when you hear from Eric, which you will in a moment, you're going to understand why some of the leading growth investors in the world were eager to participate. This is a company that's worth a lot more money as a public company with $500 million of cash on its balance sheet. Because he is an amazing flywheel where he can invest in his business and accelerate growth, and all those projections we showed where based on the status quo business plan. So if Eric can do inorganic or organic things to accelerate growth, that'll accelerate value and hopefully bring forward the multiple. So I think getting this off banks, the Vikings, the Fidelities, the BlackRocks, the Perceptives, the Deerfields, the names we mentioned plus many, many more, just shows you the potential for Sema4.

Keith Meister:

And clearly, to bring it back to the pandemic, Sema4 is one of the good guys. This is a company that's using technology to help improve patients' lives. In a world in which there's a lot of narrative about people getting forced out of traditional tech because of privacy, because of monopoly issues, I think a lot of investors are looking at what Eli saw back in 2012 and saying, "this is a space I want to be in. This is real growth, and it's real growth with a nice positive ESG element to it as well."

Scott Warpner:

You raise an interesting question as it relates to sort of the overall environment for SPACs right now, where you talk about the fact that you use these words just now about being able to spend more time with the CEO and do the due diligence. One of the, I think it's fair to say risks right now with SPACs is that the investor who's looking at all of this is reliant on people like you guys to do all of the due diligence, in a sense, where in a traditional IPO, it would be much more sort of broad. Is that a fair risk to bring up for the investor who's watching right now?

Keith Meister:

Look, the investor has the same risks, whether they're buying some of CM Life stock in the market or any other stock, but let's go through a process for one second. Casdin and Corvex put approximately $95 million into this investment. We did our diligence. We believe in this investment and we put our money at risk. The leading investors, to your point, like the names I just mentioned, also chose to put capital in. And we had all had the benefit of spending time with Eric and his management team doing deep diligence on projections, looking through business plans, asking questions. Doesn't mean we're 100% going to be right, but we've done our work and we feel like it's a very attractive risk return and a good investment.

Scott Warpner:

Yeah. Well I mean, look, the stock, CM Life Sciences is up right now 61%, so it's been an obviously an overwhelmingly positive debut. You mentioned the CEO is with us as well of Sema4, Eric Schadt. He is the founder and CEO. I welcome him in, I have a few questions. Eric, congratulations on this deal. Had you thought about being a public company before you were approached by Eli and Keith?

Eric Schadt:

Yeah. We were beginning to explore how we may want to enter the public markets, kind of leverage the energy that's in the public markets for this kind of space. And like Eli, I had never heard of a SPAC up until catching up with Eli and hearing about his SPAC. And yeah, it was just an amazing opportunity to leverage as a vehicle to go public.

Scott Warpner:

Yeah. It's funny, I mean, it just makes me laugh about all of these people, you and others, even very well and successful, long-term investors are first learning, in some respects, about this brave new world that we've entered into with SPACs. We have a couple of indices here in which we track the SPAC activity once it's formed and once it does a deal, which is interesting in and of itself. What can you tell our viewers, Eric, and really the investing public, that's who our viewers are, about what this company does, why they should be an investor in what Sema4 is going to do in the future?

Eric Schadt:

Yeah, it's really all about, the way I think about it is AI driven standard of care. So AI is the standard of care. How do we harness all of the information that technologies, like next gen sequencing can produce on patients, integrate that with the medical records around patients, and partnership with patients and partnership with a physician, compute on those data, derive the most meaningful, accurate insights, and then a way to communicate that back to physician and patient in a way that facilitates clinically actionable decision-making. So it's how to tie all the pieces together, whether it's the generation of the data, the interpretation of the data, the conveying of that information in the standard of care to improve outcomes for all.

Scott Warpner:

What are you going to use the money for?

Eric Schadt:

So the money, yeah. So the proceeds, it's going to be, how can we move bigger, better, faster? So we have a standardized genomics platform that for health systems can standardize the use of genomic information across the spectrum of disease and information platform, that again, facilitates integration of that data and insights derived from that data, and conveying it to physicians and patients in a meaningful way. So it's about, what are the gaps in this platform? How do we want to fill out the genomics platform with additional technology that we now have the fuel to go out and acquire, as opposed to build on our own? How do we enhance our ability to acquire, and manage and scale harmonized data across multiple health systems? And so on. And so it's all going to be, how to accelerate in an increase adoption the rate at which we can drive into a health system, again, and partnership with physicians and patients to provide more holistic solutions?

Scott Warpner:

Well, I appreciate the time that you've spent with us. Congrats to you on the deal today, Eric Schadt, we will see you again soon. We'll certainly follow the company. Eli, thank you. It's good to meet you. Welcome to The Halftime Report. Hope to have you back some time. Keith, you'll stick around. We're going to take a quick break.

Disclaimer

Additional Information and Where to Find It / Non-Solicitation

In connection with the proposed transaction, CM Life Sciences intends to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The proxy statement will be sent to the stockholders of CM Life Sciences. CM Life Sciences and Sema4 also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CM Life Sciences are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by CM Life Sciences and Sema4 through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

CM Life Sciences and Sema4 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CM Life Sciences’ shareholders in connection with the proposed transaction. Information about CM Life Sciences’ directors and executive officers and their ownership of CM Life Sciences’ securities is set forth in CM Life Sciences’ filings with the SEC. To the extent that holdings of CM Life Sciences’ securities have changed since the amounts printed in CM Life Sciences’ Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

These communications do not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.